UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2015

CBIZ, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32961	22-2769024
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6050 Oak Tree Boulevard, South, Suite 500
Cleveland, Ohio	44131
(Address of principal executive offices)	(Zip Code)

216-447-9000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Appointment of Principal Officers

Effective May 1, 2015, Mr. Michael P. Kouzelos was appointed Senior Vice President of CBIZ, Inc. and President of the CBIZ Employee Services practice group. Mr. Kouzelos is the successor to Robert O’Byrne, who has undertaken the new position of Senior Vice President, Growth Strategies for CBIZ, Inc., effective May 1, 2015. Mr. Kouzelos will serve in this officer capacity for an indefinite period at the discretion of the Company. In this position, Mr. Kouzelos becomes a member of the Senior Management Group identified in the CBIZ 2015 Proxy Statement, and in 2014 received compensation consistent with Executive Compensation Components identified in that document, including base pay of $390,000, Non-Equity Incentive Plan compensation of $247,650 in accordance with the CBIZ Annual Executive Incentive Plan, an option grant of 70,000 shares, a restricted stock grant of 24,000 shares. He is entitled to accelerated vesting of equity grants under certain conditions in the event of a change of control, participation in the Company’s Executive Severance Policy, and eligibility to participate in the other compensation plans and programs of the Company.

Mr. Kouzelos has no family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or officer. Mr. Kouzelos is not a party to any transaction with a related person, promoter or control person.

Prior to his promotion, Mr. Kouzelos served as Chief Operating Officer, Employee Services since April 2007, and Senior Vice President of Strategic Initiatives since September 2005. Mr. Kouzelos has also served as Vice President of Strategic Initiatives from April 2001 through August 2005, as Vice President of Shared Services from August 2000 to March 2001, and as Director of Business Integration from June 1998 to July 2000. Prior to joining CBIZ in 1998, Mr. Kouzelos was associated with KPMG LLP, an international accounting firm, from 1990 to September 1996 and received his Masters in Business Administration from The Ohio State University in May of 1998.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 7, 2015

CBIZ, Inc.

By:	/s/ Michael W. Gleespen
Name: Michael W. Gleespen
Title: Corporate Secretary and General Counsel